EXHIBIT 10.18
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of this 4th day of February, 2008, between David Pendergast (“Executive Chairman”) and Altus Pharmaceuticals Inc. (the “Company”).
          WHEREAS, the Company desires to retain Executive Chairman to act as the Company’s Executive Chairman on an interim basis while the Company actively seeks to hire a new Chief Executive Officer;
          WHEREAS, Executive Chairman has agreed to act as Executive Chairman until the Company hires a new Chief Executive Officer and, in that regard, Executive Chairman has agreed to assist in the transition; and
          WHEREAS, the Company and Executive Chairman have agreed to document their agreement with regard to Executive Chairman’s services and compensation therefore;
          NOW,THEREFORE, the Company and Executive Chairman agree as follows:
     1. Term of Employment. The Company hereby agrees to employ Executive Chairman, and Executive Chairman hereby accepts employment with the Company, upon the terms set forth in this Agreement for an initial employment period of ninety (90) days (the “Initial Employment Period”). This Agreement shall thereafter continue on a month-to-month basis until such time as either the Company or Executive Chairman give notice to the other of termination in accordance with Section 4 of this Agreement (such Initial Employment Period and the month-to-month periods thereafter, if any, being collectively referred to as the “Agreement Term”). The Initial Employment Period shall commence as of the date of this Agreement (the “Commencement Date”).
     2. Title; Capacity. The Company will employ Executive Chairman, and Executive Chairman agrees to work for the Company, as its Executive Chairman to perform the duties and responsibilities as assigned from time to time by the Company’s Board of Directors (the “Board”), which duties shall include strategic direction, setting corporate goals and policies, general company leadership and his assistance and cooperation in transitioning the new Chief Executive Officer into his role. Executive Chairman shall report to and be subject to the supervision of the Board. Executive Chairman shall devote half business time and reasonable best efforts in the performance of the foregoing services during the Agreement Term. Executive Chairman shall also continue to serve on the Company’s Board and receive separate compensation for such Board service during the Agreement Term.

     3. Compensation and Benefits.
          3.1. Salary. The Company shall pay Executive Chairman a base salary of $25,000 per month, payable in accordance with the Company’s customary payroll practices (the “Base Salary”), less applicable payroll withholdings.
          3.2. Bonus Incentive. At the end of the Initial Employment Period, and at the end of each ninety-day period thereafter (each, a “Bonus Period”), the Board will consider whether to award Executive Chairman an incentive bonus (the “Bonus”) as follows: Executive Chairman will be eligible to receive a bonus equal to 50% of Executive Chairman’s Base Salary earned during the relevant Bonus Period upon Executive Chairman’s accomplishment of certain milestones (the “Milestones”) to be agreed to jointly between Executive Chairman and the Board. The Milestones shall relate to, but shall not be limited to, achievement of the following, in the Board’s sole discretion: (a) setting corporate strategy; (b) leading the Company’s senior executive team; (c) assisting in launching the search for a permanent Chief Executive Officer; (d) meeting Trizytek milestones; (e) meeting ALTU-238 milestones; and (f) meeting ALTU-237 milestones. The Bonus, if any, shall be calculated and paid, less applicable payroll deductions, no later than (30) days following the close of each Bonus Period.
          3.3. Equity Incentive. On the Commencement Date, the Company shall grant Executive Chairman a non-qualified stock option under the Company’s 2002 Amended and Restated Employee, Director and Consultant Stock Plan, as amended (the “2002 Stock Plan”), to purchase 75,000 shares of common stock (the “Option”) at an exercise price equal to the Fair Market Value (as defined in the 2002 Stock Plan) of the Company’s common stock on the Commencement Date. The Option shall vest as to 12,500 of the shares on the last day of each calendar month following the Commencement Date, such that the first 12,500 shares will vest on February 29, 2008, and an additional 12,500 shares will vest on the last day of each calendar month thereafter until such time as all shares have vested during the Agreement Term. Notwithstanding the foregoing sentence, in the event that prior to the end of the Initial Employment Period (1) this Agreement is terminated other than (i) for Cause (as defined in Section 4.5), (ii) upon Executive Chairman’s voluntary resignation, or (iii) by reason of Executive Chairman’s death or Disability (as defined in the 2002 Stock Plan) (an “Early Termination”), or (2) there is a Change in Control (as defined in the 2002 Stock Plan) of the Company, then, upon such Early Termination or Change in Control, the Option shall vest and become immediately exercisable as to 37,500 of the 75,000 shares. Except as provided herein, the Option will be subject to the terms and conditions of the 2002 Stock Plan and the customary terms and conditions of the Company’s standard form of non-qualified stock option agreement. In the event the Executive Chairman’s employment continues for longer than six months, the Executive Chairman shall be granted additional stock options in order for Executive Chairman to continue to receive the option to purchase 12,500 shares of common stock per month employed. The exercise price of such options shall be equal to the Fair Market Value (as defined in the 2002 Stock Plan) of the Company’s common stock on the applicable grant dates and will be subject to the terms and conditions of the 2002 Stock Plan and the customary terms and conditions of the Company’s standard form of non-qualified stock option agreement.
          3.4. Fringe Benefits. Executive Chairman shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive Chairman’s position, tenure, salary, age, health and other qualifications make Executive Chairman eligible to participate, including, but not limited to, health care plans, life insurance plans, disability insurance, retirement plans, and all other benefit plans from time to time in effect. Executive Chairman shall be entitled to take three weeks of fully paid vacation in March 2008. In addition, to the extent Executive Chairman’s employment continues beyond the Initial Employment Period, Executive Chairman shall be entitled to take one week of fully paid vacation for each three-month period that Executive Chairman serves the Company pursuant to this Agreement.
          3.5. Reimbursement of Certain Expenses. The Company shall reimburse Executive Chairman for all reasonable travel, entertainment and other expenses incurred or paid by Executive Chairman in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive Chairman of documentation, expense statements, vouchers and/or such other supporting information as the Company may request; provided however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year, and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by Executive Chairman.
          3.6. Indemnification. The Company shall indemnify and hold Executive Chairman harmless to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, or by the Company’s Certificate of Incorporation and Bylaws. The Company shall also insure Executive Chairman under the Company’s Directors & Officer’s liability policy. Such indemnity and insurance shall survive the termination of Executive Chairman’s employment by the Company.
     4. Termination. Executive Chairman’s employment shall terminate upon the occurrence of any of the following:
          4.1. Termination by Company Prior to End of Initial Employment Period. Subject to Section 5.2 below, the Company may terminate Executive Chairman’s employment at any time prior to the expiration of the Initial Employment Period.
          4.2. Termination at End of Initial Employment Period. The Executive Chairman’s employment shall terminate upon the expiration of the Initial Employment Period if either party informs the other prior to such date that the Executive Chairman’s employment shall terminate upon the expiration of the Initial Employment Period.
          4.3. Termination by Company After Initial Employment Period. After the Initial Employment Period, Executive Chairman’s employment shall terminate at any time upon thirty (30) days prior written notice by the Company to the Executive Chairman.
          4.4. Voluntary Termination by Executive Chairman. Executive Chairman’s employment shall terminate at any time upon thirty (30) days prior written notice by Executive Chairman to the Company.

          4.5. Termination for Cause. Executive Chairman’s employment shall terminate immediately for Cause. “Cause” for termination shall result if Executive Chairman engages in conduct that is detrimental to the interest of the Company and causes the Company material financial or other harm.
          4.6. Death or Disability. The Employment Period shall terminate immediately upon Executive Chairman’s death or Executive Chairman’s inability to perform services hereunder due to Disability.
     5. Effect of Termination.
          5.1. Termination by the Company Prior to End of Initial Employment Period. In the event that the Company terminates Executive Chairman’s employment prior to the end of the Initial Employment Period, other than for Cause or as a result of Executive Chairman’s death or Disability, then (i) the Company shall continue to pay Executive Chairman his Base Salary in equal installments through the expiration of the Initial Employment Period, (ii) the Option shall vest and become immediately exercisable as to 37,500 shares, as provided in Section 3.3 hereof, and (iii) the Company shall have no further obligations under this Agreement other than expense reimbursement and indemnity obligations as set forth herein.
          5.2. Termination at End of Initial Employment Period. In the event that Executive Chairman’s employment terminates upon the expiration of the Initial Employment Period, then (i) the Company shall pay Executive Chairman his Base Salary earned through the last day of the Initial Employment Period, (ii) the Option shall cease vesting as of the end of the Initial Employment Period, and (iii) Company shall have no further obligations under this Agreement other than expense reimbursements and indemnity obligations as set forth herein.
          5.3. Termination After End of Initial Employment Period, for Cause, Voluntarily by Executive Chairman, or for Death or Disability. If Executive Chairman’s employment is terminated (a) by the Company after the Initial Employment Period, (b) for Cause; (c) as a result of Executive Chairman’s voluntary resignation, or (d) as a result of Executive Chairman’s death or Disability, then (i) the Company shall pay Executive Chairman his Base Salary earned through the last day of his employment by the Company (including any required notice period), (ii) the Option shall cease to vest as of the end of the calendar month immediately preceding the last day of Executive Chairman’s employment (including any required notice period), and (iii) the Company shall have no further obligations under this Agreement other than expense reimbursements and indemnity obligations as set forth herein.
     6. Nondisclosure and Inventions Assignment.
               (a) Nondisclosure. Executive Chairman agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists. Executive Chairman will not disclose any Proprietary Information to others outside the

Company, except in the performance of his duties, or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive Chairman, or unless otherwise required by law.
               (b) Disclosure of Inventions. Executive Chairman shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) that Executive Chairman may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section 6(b) applies (i) during the period of Executive Chairman’s employment with the Company and for one year thereafter; (ii) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive Chairman during Executive Chairman’s regular hours of employment with the Company; (iii) whether or not the Invention was made at the suggestion of the Company; (iv) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (v) whether or not the Invention is related to the general line of business engaged in by the Company.
               (c) Assignment of Inventions to Company; Exemption of Certain Inventions. Executive Chairman hereby assigns to the Company without royalty or any other further consideration Executive Chairman’s entire right, title and interest in and to all Inventions which Executive Chairman conceives, makes, develops or works on during employment and for one year thereafter, except those Inventions that Executive Chairman develops entirely on Executive Chairman’s own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or trade secret information, unless those Inventions either (i) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by Executive Chairman for the Company.
               (d) Patents. Executive Chairman will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by this Agreement. Executive Chairman further agrees that his obligations under this Section 6 shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive Chairman shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.
     7. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.
     8. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive Chairman.

     9. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws thereunder.
     10. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be delivered personally or sent by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice. All notices or other communications hereunder shall be deemed to have been delivered (a) if by personal delivery or commercial messenger, at the time of the delivery thereof to the receiving party at the address of such party as set forth above, (b) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (c)if sent by courier service, on the next business day following the day such notice is delivered to the courier service, or (d) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.
     11.  Miscellaneous.
          11.1. No Guarantee of Any Tax Consequences. Notwithstanding any other provision of this Agreement, the Company makes no guarantee with respect to any federal, state or local incomes tax consequences including, without limitation, under Section 409A of the Code.
          11.2. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
          11.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ALTUS PHARMACEUTICALS INC.
/s/ Jonathan I Lieber
Name:	Jonathan I. Lieber
Title:	Vice President, Chief Financial Officer and Treasurer`

EXECUTIVE CHAIRMAN
/s/ David Pendergast
David D. Pendergast